
LONE STAR INDUSTRIES, INC.
SCHEDULE IV - INDEBTEDNESS OF AND TO RELATED PARTIES - NOT CURRENT
FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
(In Thousands)

                                               Indebtedness Of                           Indebtedness To
                       Balance at                      Balance at  Balance at                        Balance at       Bal
                       Beginning                          End      Beginning                           End
Name of Issuer          of Year   Additions  Deductions  of Year    of Year   Additions  Deductions   of Year



   1993

Joint Ventures:
  RMC LONESTAR (1)      $23,500    $11,000    $6,667    $27,833        -          -          -        -
  Other, net (2)          1,157        -         -        1,157      1,351        -        1,351      -
                        $24,657    $11,000    $6,667    $28,990     $1,351        -       $1,351      -



   1992

Joint Ventures:
  RMC LONESTAR (1)     $24,000      $9,500   $10,000    $23,500       -           -          -          -
  Other, net (2)         2,102         168     1,113      1,157       -        1,351         -        1,351
                       $26,102      $9,668   $11,113    $24,657       -       $1,351         -       $1,351



   1991

Joint Ventures:
  RMC LONESTAR (1)     $18,000      $6,000       -     $24,000        -          -            -         -
  Other, net (2)         2,208          70       176     2,102        -          -            -         -
                       $20,208      $6,070      $176   $26,102        -          -            -         -








(1) The indebtedness of RMC LONESTAR represents primarily deferred rent on Santa Cruz plant and notes payable to the company.

(2)  The indebtedness of these joint ventures is primarily for working capital.
The changes from prior years' ending balances represent regular and recurring transactions with related parties.

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